AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 16, 2003, is by and between KEYCORP, an Ohio corporation (“Key”), and UNION BANKSHARES, LTD., a Delaware corporation (“Union”).

            WHEREAS, the authorized capital stock of Union consists of 1,000 shares of common stock, par value $0.001 per share, and all shares issued and outstanding (1,000 shares) are owned by Key;

            WHEREAS, Key, as the sole shareholder of Union, desires to effect a merger (the “Merger”) of Union with and into Key pursuant to the provisions of the General Corporation Law of the State of Ohio (“OGCL”) and the provisions of the General Corporation Law of the State of Delaware (“DGCL”); and

            WHEREAS, the respective Boards of Directors of Key and Union have determined that it is advisable and in the best interests of each corporation that Union merge with and into Key upon the terms and subject to the conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

            1.1 Merger. Subject to the terms and conditions of this Agreement, Union shall be merged with and into Key in accordance with the OGCL and DGCL, and the separate existence of Union shall cease and Key shall be the surviving corporation (Key following the Merger is referred to herein as the “Surviving Bank”).

            1.2 Effective Time. The Merger shall become effective upon the later to occur of completion of (a) the filing of a certificate of merger with the Secretary of State of the State of Ohio in accordance with Section 1701.80 of the OGCL and (b) the filing of a certificate of ownership and merger with the Secretary of State of the State of Delaware in accordance with Section 253 of the DGCL. The date and time when the Merger shall become effective is referred to herein as the “Effective Time.”

            1.3 Effects of the Merger. At the Effective Time, (a) the separate existence of Union shall cease and Union shall be merged with and into Key, (b) the Amended and Restated Articles of Incorporation of Key as in effect prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank, (c) the name of the Surviving Bank shall be “KeyCorp”, (d) the Amended and Restated By-laws of Key as in effect prior to the Effective Time shall be the By-laws of the Surviving Bank, and (e) the board of directors and officers of the Surviving Bank shall consist of the board of directors and officers of Key.

            1.4 The Surviving Bank. The Surviving Bank shall be an Ohio corporation. The principal office of the Surviving Bank shall be at KeyCorp, 127 Public Square, Cleveland, Ohio 44114.

ARTICLE II

CONSIDERATION

            2.1 Effect on Union Capital Stock. By virtue of the Merger and without any action on the part of the holder of any shares of common stock of Union at the Effective Time, all shares of Union common stock that are owned by Key and that are owned by Union as treasury stock, if any, shall be automatically cancelled and retired and shall cease to exist.

            2.2 Effect on KeyCorp Common Stock. Each share of Key common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

ARTICLE III

TERMINATION AND AMENDMENT

            3.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto.

            3.2 Amendment. This Agreement may be amended by an instrument executed by each of the parties hereto.

ARTICLE IV

GENERAL PROVISIONS

            4.1 Designated Agent in Delaware. The Surviving Corporation hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Union, as well as for enforcement of any obligation of Key arising from the Merger, and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Delaware Secretary of State is 127 Public Square, Cleveland, Ohio 44114, unless Key shall hereafter designate in writing to the Delaware Secretary of State a different address for such process.

            4.2 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

            4.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. Whenever the words “include”, “includes” or “including”, are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written above.

            4.4 Counterparts. This Agreement may be executed in counterparts, which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

            4.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

            4.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed wholly within such state.

            4.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto and any attempted assignment in contravention of this Section 4.7 shall be null and void.

[Signatures on Following Page]

            IN WITNESS WHEREOF, Key and Union have caused this Agreement to be signed by their respective duly authorized officers as of the date set forth above.

KEYCORP
By:	/s/ Daniel R. Stolzer

	Name: Title:	Daniel R. Stolzer Senior Vice President and Associate General Counsel

UNION BANKSHARES, LTD.
By:	/s/ Andrew Tyson

	Name: Title:	Andrew Tyson President